EXHIBIT 21
                                OUR SUBSIDIARIES

The subsidiaries of Beartooth Platinum Corporation appear below:

Idaho Consolidated Metals International, Ltd., incorporated under the laws of the British Virgin Islands on July 17, 1996. The registered and records office is located at Craigmuir Chambers, P.O. Box 71 Road Town, Tortola, British Virgin Islands.